EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-180313 and 333-210444) pertaining to the 2011 Incentive Compensation Plan and to the incorporation by reference in the Registration Statement (Form F-3 ASR No. 333-196335) and related Prospectus of our reports dated March 14, 2019, with respect to the consolidated financial statements of Caesarstone Ltd., and the effectiveness of internal control over financial reporting of Caesarstone Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
March 14, 2019	A Member of Ernst & Young Global